Earnings Release May 2, 2017
Holly Energy Partners, L.P. Reports First Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the first quarter of 2017. Net income attributable to Holly Energy Partners for the first quarter was $25.6 million ($0.13 per basic and diluted limited partner unit) compared to $43.0 million ($0.52 per basic and diluted limited partner unit) for the first quarter of 2016.
Distributable cash flow was $57.3 million for the quarter, up $1.9 million, or 3.5% compared to the first quarter of 2016. HEP announced its 50th consecutive distribution increase on April 27, 2017, raising the quarterly distribution from $0.6075 to $0.62 per unit, which represents an increase of 7.8% over the distribution for the first quarter of 2016 and progress towards HEP's 8% distribution growth rate target.
The decrease in earnings is primarily due to (a) a charge of $12.2 million related to the early redemption of our previously outstanding $300 million aggregate principal amount of 6.5% senior notes, due in 2020, (b) a reduction in pipeline revenues of $12.4 million primarily driven by a turnaround at HollyFrontier Corporation's ("HFC") Navajo refinery, (c) higher interest expense of $3.0 million and (d) lower equity in earnings from equity method investments caused by an outage on the SLC pipeline offset by (e) earnings from our Woods Cross refinery processing units acquired in the fourth quarter of 2016. Excluding the loss on early extinguishment of debt, net income attributable to Holly Energy Partners for the first quarter would be $37.8 million ($0.32 per basic and diluted limited partner unit).
Commenting on the first quarter of 2017, George Damiris, Chief Executive Officer, stated, “Despite a significant turnaround at HFC's Navajo refinery, we are pleased to be able to increase our distributable cash flow quarter over quarter, which allowed us to maintain our record of continuous quarterly distribution increases, while still maintaining a distribution coverage ratio of 1.0. Looking forward, we will continue to leverage our talented employee base, our relationship with HollyFrontier and our Mid-Continent, Northwest and Southwest logistics footprint to generate new organic and external growth opportunities."
First Quarter 2017 Revenue Highlights
Revenues for the quarter were $105.6 million, an increase of $3.6 million compared to the first quarter of 2016. Revenues around assets serving HFC's Navajo refinery declined by $7.9 million due to the substantial planned turnaround during the first quarter 2017. Excluding this decline, revenues increased by $11.5 million primarily due to the Woods Cross processing units acquired in the fourth quarter of 2016. Overall pipeline volumes were down 11% compared to the three months ended March 31, 2016, largely due to the turnaround at HFC's Navajo refinery.

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Revenues from our refined product pipelines were $30.3 million, a decrease of $9.7 million compared to the first quarter of 2016 and shipments averaged 192.4 mbpd compared to 210.8 mbpd for the first quarter of 2016. Revenues and volumes both decreased due to the turnaround at HFC's Navajo refinery as well as lower throughputs on our UNEV pipeline.

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Revenues from our intermediate pipelines were $5.3 million, a decrease of $2.1 million, on shipments averaging 104.3 mbpd compared to 137.4 mbpd for the first quarter of 2016. These declines were due to the turnaround at HFC's Navajo refinery.

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Revenues from our crude pipelines were $16.9 million, a decrease of $0.6 million, on shipments averaging 268.9 mbpd compared to 287.4 mbpd for the first quarter of 2016. Revenues and volumes decreased mainly due to the turnaround at HFC's Navajo refinery.

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Revenues from terminal, tankage and loading rack fees were $33.8 million, an increase of $1.2 million compared to the first quarter of 2016. Refined products terminalled in the facilities averaged 444.6 mbpd compared to 438.3 mbpd for the first quarter of 2016. The volume and revenue increase is mainly due to volumes from our Tulsa crude tanks, acquired on the last day of the first quarter of 2016, offset by the transfer of the El Paso terminal to HollyFrontier in the first quarter of 2016.

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Revenues from refinery processing units were $19.4 million, an increase of $14.9 million on throughputs averaging 62.8 mbpd compared to 42.4 mbpd for 2016. This increase in revenue and volumes is due to the Woods Cross refinery processing units acquired in the fourth quarter of 2016.

Revenues for the three months ended March 31, 2017, include the recognition of $2.1 million of prior shortfalls billed to shippers in 2016 as they did not meet their minimum volume commitments within the contractual make-up period. As of March 31, 2017, shortfall deferred revenue reflected in our consolidated balance sheet was $6.2 million. Such deferred revenue will be recognized in earnings either as (a) payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system has the necessary capacity for shipments in excess of guaranteed levels, or (b) when shipping rights expire unused over the contractual make-up period.

Operating Costs and Expenses Highlights
Operating costs and expenses were $53.9 million for the three months ended March 31, 2017, representing an increase of $6.4 million from the three months ended March 31, 2016. The increase is primarily due to $8.2 million in operating costs and expenses for our Woods Cross processing units acquired in the fourth quarter of 2016.
Interest expense was $13.5 million for the three months ended March 31, 2017, representing an increase of $3.0 million over the same period of 2016. The increase is due to the offering of $400 million aggregate principal amount of our 6% senior notes in July 2016.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1139803.
An audio archive of this webcast will be available using the above noted link through May 16, 2017.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier, through its subsidiary, owns Petro-Canada Lubricants Inc., whose Mississauga, Ontario facility produces 15,600 barrels per day of base oils and other specialized lubricant products, and owns a 36% interest (including a 2% general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2017 and 2016.

	Three Months Ended March 31,		Change from
	2017	2016	2016
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$17,744	$25,182	$(7,438)
Affiliates – intermediate pipelines	5,284	7,413	(2,129)
Affiliates – crude pipelines	16,881	17,491	(610)
	39,909	50,086	(10,177)
Third parties – refined product pipelines	12,538	14,766	(2,228)
	52,447	64,852	(12,405)
Terminals, tanks and loading racks:
Affiliates	29,736	28,253	1,483
Third parties	4,071	4,398	(327)
	33,807	32,651	1,156

Affiliates - refinery processing units	19,380	4,507	14,873

Total revenues	105,634	102,010	3,624
Operating costs and expenses:
Operations	32,489	27,855	4,634
Depreciation and amortization	18,777	16,551	2,226
General and administrative	2,634	3,091	(457)
	53,900	47,497	6,403
Operating income	51,734	54,513	(2,779)

Equity in earnings of equity method investments	1,840	2,765	(925)
Interest expense, including amortization	(13,539)	(10,535)	(3,004)
Interest income	102	112	(10)
Loss on early extinguishment of debt	(12,225)	—	(12,225)
Gain (loss) on sale of assets	73	(8)	81
	(23,749)	(7,666)	(16,083)
Income before income taxes	27,985	46,847	(18,862)
State income tax benefit (expense)	(106)	(95)	(11)
Net income	27,879	46,752	(18,873)
Allocation of net loss to Predecessor	—	1,150	(1,150)
Allocation of net income attributable to noncontrolling interests	(2,316)	(4,927)	2,611
Net income attributable to Holly Energy Partners	25,563	42,975	(17,412)
General partner interest in net income, including incentive distributions(1)	(17,138)	(12,103)	(5,035)
Limited partners’ interest in net income	$8,425	$30,872	$(22,447)
Limited partners’ earnings per unit – basic and diluted:(1)	$0.13	$0.52	$(0.39)
Weighted average limited partners’ units outstanding	63,113	58,657	4,456
EBITDA(2)	$70,108	$69,926	$182
Distributable cash flow(3)	$57,289	$55,365	$1,924

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	107,266	132,430	(25,164)
Affiliates – intermediate pipelines	104,340	137,410	(33,070)
Affiliates – crude pipelines	268,890	287,433	(18,543)
	480,496	557,273	(76,777)
Third parties – refined product pipelines	85,141	78,334	6,807
	565,637	635,607	(69,970)
Terminals and loading racks:
Affiliates	374,923	357,022	17,901
Third parties	69,647	81,327	(11,680)
	444,570	438,349	6,221

Affiliates- refinery processing units	62,829	42,442	20,387

Total for pipelines and terminal assets (bpd)	1,073,036	1,116,398	(43,362)

	March 31,	December 31,
	2017	2016
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$7,007	$3,657
Working capital (deficit)	$13,471	$(7,782)
Total assets	$1,870,135	$1,884,237
Long-term debt	$1,240,565	$1,243,912
Partners' equity(4)	$389,526	$378,234

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $16.6 million and $11.5 million for the three months ended March 31, 2017 and 2016, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense and loss on early extinguishment of debt, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended March 31,
	2017	2016
	(In thousands)
Net income attributable to Holly Energy Partners	$25,563	$42,975
Add (subtract):
Interest expense	12,769	9,942
Interest Income	(102)	(112)
Amortization of discount and deferred debt charges	770	593
Loss on early extinguishment of debt	12,225	—
State income tax expense (benefit)	106	95
Depreciation and amortization	18,777	16,551
Predecessor depreciation and amortization	—	(118)
EBITDA	$70,108	$69,926

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended March 31,
	2017	2016
	(In thousands)
Net income attributable to Holly Energy Partners	$25,563	$42,975
Add (subtract):
Depreciation and amortization	18,777	16,551
Amortization of discount and deferred debt charges	770	593
Loss on early extinguishment of debt	12,225	—
Increase (decrease) in deferred revenue attributable to shortfall billings	1,178	(3,658)
Maintenance capital expenditures*	(825)	(1,661)
Increase (decrease) in environmental liability	(246)	(328)
Increase (decrease) in reimbursable deferred revenue	(925)	(528)
Other non-cash adjustments	772	1,539
Predecessor depreciation and amortization	—	(118)
Distributable cash flow	$57,289	$55,365

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Richard L. Voliva III, Executive Vice President and
Chief Financial Officer
Craig Biery, Director, Investor Relations
Holly Energy Partners, L.P.
214/954-6511